Exhibit 1.01
Conflict Minerals Report

This Conflict Minerals Report of Illinois Tool Works Inc. for calendar year 2014 has been prepared in accordance with the requirements of Rule 13p-1 (“Rule 13p-1”) and Form SD (together referred to as the "Conflict Minerals Rule") of the United States Securities and Exchange Commission (“SEC”). Unless the context indicates otherwise, the terms “Company,” “ITW,” “we,” “its,” “us” and “our” refer to Illinois Tool Works Inc. and its consolidated subsidiaries.
“Conflict minerals” or “3TG” as used in this report, refers to cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten and/or gold, without regard to their location of origin.
Applicability of the Conflict Minerals Rule to Our Company
ITW, founded in 1912 and incorporated in 1915, is a global manufacturer of a diversified range of industrial products and equipment. As of December 31, 2014, the Company has approximately 90 divisions in 57 countries. All of our segments manufacture products that contain conflict minerals that are necessary to the functionality or production of the products (which we sometimes refer to herein as "in-scope" products).
Most of our businesses are many levels removed from 3TG mining, smelting and processing facilities, and we have no relationships with mines. In addition, our operations are global in scope and, because our individual businesses independently make sourcing decisions from suppliers in local markets, our supplier base is numerous and greatly diverse, both in terms of supplier type and geographic location. Because of our size, the breadth and complexity of our products, and the constant evolution of our supply chain, it is difficult to identify stakeholders upstream from our direct suppliers. We rely on our direct suppliers to provide information on smelters and refiners as well as the origin of 3TG contained in our in-scope products. However, through the efforts described in this Conflict Minerals Report, we seek to ensure that our suppliers responsibly source conflict minerals.
For 2014, each of our in-scope products contained at least some conflict minerals content for which we were unable to determine the origin. In-scope product, smelter and refiner information in respect of 2014 is described under "Product Information" and "Smelters and Refiners; Country of Origin" below and on Annex A. We have not found for 2014 that any of the necessary conflict minerals contained in our in-scope products directly or indirectly financed or benefited armed groups in the Democratic Republic of the Congo (the “DRC”) or an adjoining country (collectively, the “Covered Countries”). However, we did not conclude that any of our products were "DRC conflict free." The terms "adjoining country," "armed group," and "DRC conflict free" have the meanings contained in the Conflict Minerals Rule.
ITW Conflict Minerals Policy
ITW has adopted a company-wide conflict minerals policy (the "Policy"), which is available on our website at www.itw.com. The Policy is accessible by clicking on “About ITW” on the home page, and then the “Suppliers” link. Our Policy states that we support the aims and objectives of the U.S. legislation on the supply of conflict minerals, and we do not knowingly procure conflict minerals that originate from the Covered Countries unless they originate from mines or smelters that are certified as “conflict free.” Pursuant to our Policy, we ask our suppliers to undertake reasonable due diligence with their supply chains to determine whether products containing conflict minerals used in the manufacture of our products originate from a Covered Country and, if they do originate from a Covered Country, that the mines or smelters be certified as “conflict free” by an independent third party. If we discover that any conflict minerals procured by us are produced in a Covered Country from facilities that are not certified as “conflict free,” we will request that our supplier ask the facility to become certified as “conflict free” or use our best efforts to transition the product to be conflict free.
Reasonable Country of Origin Inquiry Information
As required by the Conflict Minerals Rule, for 2014, we conducted a "reasonable country of origin inquiry" ("RCOI"). We designed our RCOI in good faith to determine the origin of conflict minerals that are necessary to the functionality or production of products we manufacture or contract to manufacture.
Our outreach included all suppliers (the "Suppliers") that we identified as having provided us with components, parts or products that contain conflict minerals or that we believe may contain conflict minerals. In 2014 we sought to improve our communications with our businesses and with our Suppliers in order to make the process simpler and easier to follow, with the goal being to increase Supplier response rates and the quality of information received. Our RCOI excluded our Industrial Packaging segment, which we sold on May 1, 2014. We determined that it was impractical to seek to obtain information from suppliers for the portion of the year that we owned that business, since our outreach to suppliers would have occurred following the sale and we believed that suppliers were unlikely to provide a response limited to our period of ownership.
Our Supplier responses identified 107 smelters certified by the Conflict-Free Sourcing Initiative ("CFSI") as conflict free; we determined that 87 of these compliant smelters were sourced from outside the Covered Countries. Our determination was based on country of origin information made available by the CFSI to its members.
Pursuant to the Conflict Minerals Rule, based on the results of our RCOI, we were required to conduct due diligence for 2014. These due diligence efforts are discussed below.
For our RCOI, to the extent applicable, we utilized the same processes and procedures as for our due diligence.
Due Diligence Program Design
Design Framework
ITW´s due diligence processes and efforts utilize the Organisation for Economic Co-operation and Development 's Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected And High-Risk Areas (Second Edition, 2013) (the “OECD Guidance”), an internationally recognized due diligence framework as required by the SEC.

Selected Elements of Design Framework
The OECD Guidance has established a five-step framework for due diligence as a basis for responsible global supply chain management of minerals from conflict-affected and high-risk areas. Selected elements of our program design are discussed below. However, these are not all of the discrete elements of the program that we have put in place to help ensure that the conflict minerals contained in our products are responsibly sourced. The headings below conform to the headings used in the OECD Guidance for each of the five steps. Selected due diligence measures that we took in respect of 2014 are discussed under "Due Diligence Program Execution."
OECD Step 1 - Establish strong management systems

●	ITW’s Policy, approved by our Chief Executive Officer, has been circulated to selected personnel and suppliers and is accessible on our website.

●
ITW has a cross-functional conflict minerals committee (the “Committee”). The Committee is headed by ITW’s Vice President of Strategic Sourcing, who reports to ITW’s Vice Chairman, and includes dedicated employees and representatives from legal, environmental and chemical compliance, sustainability and environmental, strategic sourcing, internal audit, IT, and selected personnel from various operations. Our compliance efforts are supplemented by specialist outside counsel. The Committee meets on a regular basis to discuss the conflict minerals compliance process and developments. Senior management is briefed on the results of our due diligence efforts on a regular basis.

●
We use a third party software vendor to coordinate and track RCOI and due diligence interactions between ITW businesses, their customers and suppliers through use of a cloud-based conflict minerals tracking tool (the “CM System”).

●
We maintain an intranet conflict minerals website which contains educational information on the Conflict Minerals Rule, resource materials, and guidance on the RCOI and due diligence process for businesses that have or may have in-scope products. The site also contains step-by-step instructions for making supplier inquiries, including a link to a training video regarding our CM System, and can be accessed by all ITW businesses for reference.

●	Our conflict minerals intranet provides information and guidance to assist our businesses in their determination of whether any conflict minerals are contained in their products.

●
ITW businesses use the Conflict Minerals Reporting Template developed by the CFSI to request information from suppliers, and require that their suppliers utilize the CM System to respond to their inquiries. The reporting template requests information regarding conflict minerals included in the suppliers’ products, smelter identity and location, and other information about the suppliers’ conflict minerals policies and practices.

●	ITW is a member of the CFSI.

●	ITW educates key suppliers through presentations regarding our conflict minerals compliance program during supplier conferences and other interactions.

●
ITW has included wording in its supplier contract “Terms and Conditions” that reflects the Policy and obligates suppliers to take such actions as requested by ITW to enable us to comply with our conflict minerals disclosure requirements.

●
ITW maintains a web- and telephone-based reporting system (Helpline), providing employees with a confidential reporting mechanism by which they can communicate issues and concerns associated with violations of ITW’s Principles of Conduct, which requires all employees to comply with all applicable laws and Company policies, including the Policy. The Helpline is also available to external stakeholders and suppliers through a public domain website.

●	ITW retains the conflict minerals related records for at least five years.
OECD Step 2 - Identify and assess risk in the supply chain

●
Our businesses are directed to determine, by inquiring of relevant personnel, whether any conflict minerals are contained in their products. Resources and instructions for making this determination are included on our intranet site described under Step 1 above.

●
Our businesses are instructed to send out conflict mineral inquiry requests to our direct in-scope suppliers through our CM System, directing each supplier to complete the CFSI Conflict Minerals Reporting Template.

●
We conduct follow-up (including email and phone communications), pursuant to internally developed written procedures, to the extent that a response is not received or otherwise triggers specified “red flags.” In 2014 we strengthened our internal procedures for Supplier inquiries by simplifying our written communications and giving our businesses specific written instructions for Supplier follow-up.

●	Smelter and refiner information provided by suppliers is reviewed against the Standard Smelter Names tab of the Conflict Minerals Reporting Template.

●
Smelter and refiner information also is reviewed against the lists of "compliant" and "active" smelters and refiners and country of origin information published by the CFSI and contained in the CM System.

OECD Step 3 - Design and implement a strategy to respond to identified risks

●
Findings are discussed by our strategic sourcing personnel, and a listing of suppliers identified as using conflict minerals from a Covered Country is provided to management in our strategic sourcing and legal departments.

●
If an individual business receives a response from a supplier indicating the presence of conflict minerals from a Covered Country, communications with that supplier are escalated, and the business is instructed to review the supplier’s response with the supplier.

●
To the extent that conflict minerals are confirmed by a supplier as not being from a CFSI compliant source in a Covered Country, our businesses are instructed to work with the supplier, where possible, to seek certification of the processor as a compliant smelter or refiner or to source from a compliant source. These supplier situations are reviewed on a case-by-case basis, and the communications take place outside of the CM System.

OECD Step 4 - Carry out independent third party audit of supply chain diligence at identified points in the supply chain

●	In connection with our due diligence, we rely on the CFSI’s Conflict-Free Smelter Program to perform third-party audits of smelters and refiners.

●	We support independent third-party audits by being a member of the CFSI.
OECD Step 5 - Report annually on supply chain due diligence

●
We file a Form SD and a Conflict Minerals Report with the SEC and make these documents available on our website. We also include a discussion of our efforts in the area of conflict minerals in our annual Corporate Social Responsibility Report.

Due Diligence Program Execution
We performed the following due diligence measures in respect of the 2014 compliance period. These are not all of the measures that we took in furtherance of our conflict minerals compliance program or pursuant to the OECD Guidance. For a discussion of the design of our due diligence measures, please see "Due Diligence Program Design."
●    We joined the CFSI.

●
We sent 4,874 requests to Suppliers to provide us with a completed CFSI Conflict Minerals Reporting Template. A number of our businesses source different products from the same supplier, and each business sends inquiries to all suppliers of in-scope products; accordingly, the total number of unique suppliers is less than the number of Suppliers queried. We followed up by email or phone with the Suppliers that did not provide a response within the time frame specified in the request. We received 1,622 Conflict Minerals Reporting Templates from the Suppliers.

●	We reviewed the completed responses received from the Suppliers based on our internal written review criteria to identify incomplete or inaccurate responses or responses that triggered a "red flag."

●	We reviewed the smelters and refiners identified to us by the Suppliers against those contained on the Standard Smelter Names tab of the CFSI Conflict Minerals Reporting Template.

●
To the extent that a completed response identified a smelter or refiner, we also reviewed that information against the list of smelters and refiners in the CM System that have been verified as compliant by the CFSI and those that have committed to actively pursue compliant status.

●	Our Conflict Minerals compliance team reported the findings of its compliance efforts in respect of 2014 to our Vice President of Strategic Sourcing.

Product Information
For 2014, our in-scope products required to be described in this Conflict Minerals Report included products in each of the categories below:

Arc welding and cutting equipment and consumables	Inspection equipment
Commercial ovens	LEDs, LCDs
Commercial refrigerators	Marking and coding equipment
Electrical devices	mixers
Electronic equipment	Industrial warewashers
Equipment and consumables for testing and measuring of materials	Printers and dispensers
Fastening tools	Sealing equipment
Flow control meters	Switches, capacitors and electronics
Hot stamp machines	Testing equipment
Industrial equipment	Various automotive component assemblies
Industrial ovens	Warehouse equipment

Identified Smelters and Refiners
Our Supplier responses identified 107 smelters and refiners that were on the CFSI compliant list, 12 that were listed as active and 154 that were on the Standard Smelter List but not compliant or active. These facilities are listed on Annex A. The information in Annex A includes only the information and entities identified by our Suppliers as smelters and refiners on the Standard Smelter List contained in the CM System as of May 28, 2015, which are those entities identified to us that we were able to determine were smelters or refiners. Entities identified by our Suppliers that are not on Annex A will be submitted to the CFSI to support their ongoing effort to identify and audit all 3TG smelters and refiners.
Due to our position in the supply chain, which is discussed earlier in this Conflict Minerals Report, we rely on our suppliers for accurate smelter and refiner information, and our due diligence measures do not provide absolute certainty regarding the source and chain of custody of the necessary conflict minerals contained in our in-scope products.

Annex A also includes information concerning the identified countries of origin of the smelters and refiners listed on Annex A. Due to the challenges of tracing a multi-tier supply chain, for 2014, we were unable to determine the origin of at least a portion of the conflict minerals in each of our in-scope products. We have not found for 2014 that any of our in-scope products contained necessary Conflict Minerals that directly or indirectly financed or benefited an armed group in a Covered Country. An "armed group" under the Conflict Minerals Rule is an armed group that is identified as a perpetrator of serious human rights abuses in annual Country Reports on Human Rights Practices under sections 116(d) and 502B(b) of the Foreign Assistance Act of 1961 relating to a Covered Country. However, we did not conclude that any of our products were "DRC conflict free."

We endeavored to determine the mine or location of origin of the conflict minerals contained in our in-scope products by requesting that the Suppliers provide us with a completed CFSI Conflict Minerals Reporting Template. Where a smelter or refiner was identified, we also reviewed information made available by the CFSI to its members to try to determine the mine or location of origin.
Additional Risk Mitigation
We intend to take the following additional steps in respect of our 2015 compliance to mitigate the risk that the necessary conflict minerals in our in-scope products benefit armed groups:

●	Use Revision 4.0 of the Conflict Minerals Reporting Template for our 2015 supplier outreach.

●	Continue to analyze and review our current processes to improve their effectiveness and efficiency.

●	Continue to enhance supplier communication and training to improve due diligence data accuracy and completion.

●	Through our direct suppliers, continue to influence additional smelters in our supply chain to obtain conflict free certification, where possible.

●	Continue our membership in the CFSI and support the CFSI’s certification of conflict free smelters.

●	Submit to the CFSI facilities identified by our Suppliers that are not on the Standard Smelter List, to support the CFSI's ongoing effort to identify and audit all 3TG smelters and refiners.

●	Communicate ITW’s expectations regarding conflict-free sourcing in our internal Strategic Sourcing meetings and, in turn, with our suppliers.

Annex A to Exhibit 1.01

CFSI Compliant Smelters
Name	Country	Smelter ID
Alpha	UNITED STATES	CID000292
AngloGold Ashanti Córrego do Sítio Minerção	BRAZIL	CID000058
Argor-Heraeus SA	SWITZERLAND	CID000077
Asahi Pretec Corporation	JAPAN	CID000082
Asia Tungsten Products Vietnam Ltd.	VIETNAM	CID002502
Aurubis AG	GERMANY	CID000113
CCR Refinery – Glencore Canada Corporation	CANADA	CID000185
Chimet S.p.A.	ITALY	CID000233
Conghua Tantalum and Niobium Smeltry	CHINA	CID000291
CV United Smelting	INDONESIA	CID000315
D Block Metals, LLC	UNITED STATES	CID002504
Dowa	JAPAN	CID000401
Dowa	JAPAN	CID000402
Duoluoshan	CHINA	CID000410
Exotech Inc.	UNITED STATES	CID000456
F&X Electro-Materials Ltd.	CHINA	CID000460
Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875
Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315
Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA	CID000538
Global Advanced Metals Boyertown	UNITED STATES	CID002557
Global Tungsten & Powders Corp.	UNITED STATES	CID000568
Guangdong Zhiyuan New Material Co., Ltd.	CHINA	CID000616
H.C. Starck Co., Ltd.	THAILAND	CID002544
H.C. Starck GmbH Goslar	GERMANY	CID002545
H.C. Starck GmbH Laufenburg	GERMANY	CID002546
H.C. Starck Smelting GmbH & Co.KG	GERMANY	CID002542
H.C. Starck Smelting GmbH & Co.KG	GERMANY	CID002550
Heimerle + Meule GmbH	GERMANY	CID000694
Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492
Heraeus Ltd. Hong Kong	HONG KONG	CID000707
Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711
Hi-Temp	UNITED STATES	CID000731
Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769
Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807
Istanbul Gold Refinery	TURKEY	CID000814
JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914
Jiujiang Tanbre Co., Ltd.	CHINA	CID000917
Jiujiang Zhongao Tantalum & Niobium Co, Ltd	CHINA	CID002506
Johnson Matthey Inc	UNITED STATES	CID000920
Johnson Matthey Ltd	CANADA	CID000924
JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937
KEMET Blue Metals	MEXICO	CID002539

KEMET Blue Powder	UNITED STATES	CID002568
Kennecott Utah Copper LLC	UNITED STATES	CID000969
Kojima Chemicals Co., Ltd	JAPAN	CID000981
LSM Brasil S.A.	BRAZIL	CID001076
LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078
Magnu's Minerais Metais e Ligas LTDA	BRAZIL	CID002468
Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105
Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319
Materion	UNITED STATES	CID001113
Matsuda Sangyo Co., Ltd.	JAPAN	CID001119
Metallurgical Products India (Pvt.) Ltd.	INDIA	CID001163
Metalor Technologies (Hong Kong) Ltd	HONG KONG	CID001149
Metalor Technologies SA	SWITZERLAND	CID001153
Metalor USA Refining Corporation	UNITED STATES	CID001157
Mineração Taboca S.A.	BRAZIL	CID001173
Mineração Taboca S.A.	BRAZIL	CID001175
Minsur	PERU	CID001182
Mitsubishi Materials Corporation	JAPAN	CID001188
Mitsubishi Materials Corporation	JAPAN	CID001191
Mitsui Mining & Smelting	JAPAN	CID001192
Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193
MMTC-PAMP India Pvt. Ltd	INDIA	CID002509
Molycorp Silmet A.S.	ESTONIA	CID001200
Nihon Material Co. LTD	JAPAN	CID001259
Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277
Ohio Precious Metals, LLC	UNITED STATES	CID001322
Ohura Precious Metal Industry Co., Ltd	JAPAN	CID001325
OMSA	BOLIVIA	CID001337
PAMP SA	SWITZERLAND	CID001352
PT Bangka Tin Industry	INDONESIA	CID001419
PT Bukit Timah	INDONESIA	CID001428
PT DS Jaya Abadi	INDONESIA	CID001434
PT Eunindo Usaha Mandiri	INDONESIA	CID001438
PT REFINED BANGKA TIN	INDONESIA	CID001460
PT Stanindo Inti Perkasa	INDONESIA	CID001468
PT Tambang Timah	INDONESIA	CID001477
PT Timah (Persero), Tbk	INDONESIA	CID001482
QuantumClean	UNITED STATES	CID001508
Rand Refinery (Pty) Ltd	SOUTH AFRICA	CID001512
Republic Metals Corporation	UNITED STATES	CID002510
RFH Tantalum Smeltry Co., Ltd	CHINA	CID001522
Royal Canadian Mint	CANADA	CID001534
SEMPSA Joyería Platería SA	SPAIN	CID001585
Singway Technology Co., Ltd.	TAIWAN	CID002516
Solar Applied Materials Technology Corp.	TAIWAN	CID001761

Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	CID001769
Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798
Taki Chemicals	JAPAN	CID001869
Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875
Telex	UNITED STATES	CID001891
Tokuriki Honten Co., Ltd	JAPAN	CID001938
Ulba	KAZAKHSTAN	CID001969
Umicore Brasil Ltda	BRAZIL	CID001977
Umicore SA Business Unit Precious Metals Refining	BELGIUM	CID001980
United Precious Metal Refining, Inc.	UNITED STATES	CID001993
Valcambi SA	SWITZERLAND	CID002003
Vietnam Youngsun Tungsten Industry Co., Ltd	VIETNAM	CID002011
Western Australian Mint trading as The Perth Mint	AUSTRALIA	CID002030
White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036
Wolfram Bergbau und Hütten AG	AUSTRIA	CID002044
Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320
Xiamen Tungsten Co., Ltd.	CHINA	CID002082
Yichun Jin Yang Rare Metal Co., Ltd	CHINA	CID002307
Yunnan Tin Company, Ltd.	CHINA	CID002180
Zhuzhou Cement Carbide	CHINA	CID002232

Other Smelters
Name	Country	Smelter ID	Active
A.L.M.T. Corp.	JAPAN	CID000004
Advanced Chemical Company	UNITED STATES	CID000015
Aida Chemical Industries Co. Ltd.	JAPAN	CID000019
Aktyubinsk	RUSSIAN FEDERATION	CID000028
Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035
Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041
Asaka Riken Co Ltd	JAPAN	CID000090	Active
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	CID000103
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128
Bauer Walser AG	GERMANY	CID000141
Boliden AB	SWEDEN	CID000157
C. Hafner GmbH + Co. KG	GERMANY	CID000176
Caridad	MEXICO	CID000180
Cendres + Métaux SA	SWITZERLAND	CID000189	Active
Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211
Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513
China National Gold Group Corporation	CHINA	CID000242
China Rare Metal Materials Company	CHINA	CID000244
China Tin Group Co., Ltd.	CHINA	CID001070
Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258
Chugai Mining	JAPAN	CID000264
CNMC (Guangxi) PGMA Co. Ltd.	CHINA	CID000278
Colt Refining	UNITED STATES	CID000288
Cooper Santa	BRAZIL	CID000295
CV Gita Pesona	INDONESIA	CID000306
CV JusTindo	INDONESIA	CID000307
CV Makmur Jaya	INDONESIA	CID000308
CV Nurjanah	INDONESIA	CID000309
CV Serumpun Sebalai	INDONESIA	CID000313
CV Venus Inti Perkasa	INDONESIA	CID002455
Daejin Indus Co. Ltd	KOREA, REPUBLIC OF	CID000328
Daye Non-Ferrous Metals Mining Ltd.	CHINA	CID000343
Dayu Jincheng Tungsten Industry Co., Ltd.	CHINA	CID002518
Dayu Weiliang Tungsten Co., Ltd.	CHINA	CID000345
Do Sung Corporation	KOREA, REPUBLIC OF	CID000359
Doduco	GERMANY	CID000362	Active
Eco-System Recycling Co., Ltd.	JAPAN	CID000425
EM Vinto	BOLIVIA	CID000438
Fenix Metals	POLAND	CID000468	Active
FIR Metals & Resource., Ltd.	CHINA	CID002505
FSE Novosibirsk Refinery	RUSSIAN FEDERATION	CID000493
Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499

Gansu Seemine Material Hi-Tech Co Ltd	CHINA	CID000522
Ganxian Shirui New Material Co., Ltd.	CHINA	CID002531
Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA	CID000868
Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494
Ganzhou Yatai Tungsten Co., Ltd.	CHINA	CID002536
Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942
Gejiu Zi-Li	CHINA	CID000555
Global Advanced Metals Aizu	JAPAN	CID002558
Guangdong Jinding Gold Limited	CHINA	CID002312
Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218
Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch	CHINA	CID002501
H.C. Starck GmbH	GERMANY	CID002541
H.C. Starck Hermsdorf GmbH	GERMANY	CID002547
H.C. Starck Inc.	UNITED STATES	CID002548
H.C. Starck Ltd.	JAPAN	CID002549
Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	CID000671
Huichang Jinshunda Tin Co. Ltd	CHINA	CID000760
Hunan Chenzhou Mining Group Co., Ltd.	CHINA	CID000766
Hunan Chenzhou Mining Group Co., Ltd.	CHINA	CID000767
Hwasung CJ Co. Ltd	KOREA, REPUBLIC OF	CID000778
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited	CHINA	CID000801
Japan Mint	JAPAN	CID000823
Japan New Metals Co., Ltd.	JAPAN	CID000825
Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551
Jiangxi Copper Company Limited	CHINA	CID000855
Jiangxi Dinghai Tantalum & Niobium Co., LTD	CHINA	CID002512
Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321
Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA	CID002313
Jiangxi Nanshan	CHINA	CID000864
Jiangxi Richsea New Materials Co., Ltd.	CHINA	CID002493
Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318
Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317
Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA	CID002535
Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316
JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	CID000927
JSC Uralelectromed	RUSSIAN FEDERATION	CID000929
Kazzinc Ltd	KAZAKHSTAN	CID000957
Kennametal Fallon	UNITED STATES	CID000966
Kennametal Huntsville	UNITED STATES	CID000105
KGHM Polska Miedź Spółka Akcyjna	POLAND	CID002511
King-Tan Tantalum Industry Ltd	CHINA	CID000973
Korea Metal Co. Ltd	KOREA, REPUBLIC OF	CID000988
Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029

L' azurde Company For Jewelry	SAUDI ARABIA	CID001032
Lingbao Gold Company Limited	CHINA	CID001056
Lingbao Jinyuan Tonghui Refinery Co. Ltd.	CHINA	CID001058
Linwu Xianggui Smelter Co	CHINA	CID001063
Luoyang Zijin Yinhui Metal Smelt Co Ltd	CHINA	CID001093
Melt Metais e Ligas S/A	BRAZIL	CID002500
Metallo Chimique	BELGIUM	CID001143
Metalor Technologies (Singapore) Pte. Ltd.	SINGAPORE	CID001152
Met-Mex Peñoles, S.A.	MEXICO	CID001161
Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	CID001204
Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	CID001220
Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236
Novosibirsk Integrated Tin Works	RUSSIAN FEDERATION	CID001305
Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM	CID002543
O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314	Active
O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIAN FEDERATION	CID001326
OJSC Kolyma Refinery	RUSSIAN FEDERATION	CID001328
Penglai Penggang Gold Industry Co Ltd	CHINA	CID001362
Phoenix Metal Ltd	RWANDA	CID002507	Active
Plansee SE Liezen	AUSTRIA	CID002540
Plansee SE Reutte	AUSTRIA	CID002556
Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	CID001386
PT Alam Lestari Kencana	INDONESIA	CID001393
PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397
PT Artha Cipta Langgeng	INDONESIA	CID001399
PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503
PT Babel Inti Perkasa	INDONESIA	CID001402
PT Babel Surya Alam Lestari	INDONESIA	CID001406
PT Bangka Putra Karya	INDONESIA	CID001412
PT Belitung Industri Sejahtera	INDONESIA	CID001421
PT BilliTin Makmur Lestari	INDONESIA	CID001424	Active
PT Donna Kembara Jaya	INDONESIA	CID002473
PT Fang Di MulTindo	INDONESIA	CID001442
PT HP Metals Indonesia	INDONESIA	CID001445
PT Inti Stania Prima	INDONESIA	CID002530
PT Karimun Mining	INDONESIA	CID001448
PT Koba Tin	INDONESIA	CID001449
PT Mitra Stania Prima	INDONESIA	CID001453
PT Panca Mega Persada	INDONESIA	CID001457
PT Pelat Timah Nusantara Tbk	INDONESIA	CID001486
PT Prima Timah Utama	INDONESIA	CID001458
PT Rajwa International	INDONESIA	CID002475
PT Sariwiguna Binasentosa	INDONESIA	CID001463

PT Seirama Tin investment	INDONESIA	CID001466
PT Singkep Times Utama	INDONESIA	CID002476
PT Sumber Jaya Indah	INDONESIA	CID001471
PT Supra Sukses Trinusa	INDONESIA	CID001476
PT Tinindo Inter Nusa	INDONESIA	CID001490
PT Tirus Putra Mandiri	INDONESIA	CID002478
PT Tommy Utama	INDONESIA	CID001493
PT Wahana Parkit Jaya	INDONESIA	CID002479
PT Yinchendo Mining Industry	INDONESIA	CID001494
PT.HANJAYA PERKASA METALS	INDONESIA	CID002287
PX Précinox SA	SWITZERLAND	CID001498
Rui Da Hung	TAIWAN	CID001539	Active
Sabin Metal Corp.	UNITED STATES	CID001546
Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555
SAMWON METALS Corp.	KOREA, REPUBLIC OF	CID001562
Sanher Tungsten Vietnam Co., Ltd.	VIETNAM	CID002538
Schone Edelmetaal	NETHERLANDS	CID001573
Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA	CID001622
Shanghai Jiangxi Metals Co. Ltd	CHINA	CID001634
Sichuan Tianze Precious Metals Co., Ltd	CHINA	CID001736
So Accurate Group, Inc.	UNITED STATES	CID001754
SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	CID001756	Active
Soft Metais, Ltda.	BRAZIL	CID001758
Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM	CID001889
The Great Wall Gold and Silver Refinery of China	CHINA	CID001909
The Refinery of Shandong Gold Mining Co. Ltd	CHINA	CID001916
Tongling nonferrous Metals Group Co.,Ltd	CHINA	CID001947
Torecom	KOREA, REPUBLIC OF	CID001955	Active
Wolfram Company CJSC	RUSSIAN FEDERATION	CID002047
Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	CID002095
XinXing HaoRong Electronic Material CO.,LTD	CHINA	CID002508
YAMAMOTO PRECIOUS METAL CO., LTD.	JAPAN	CID002100
Yokohama Metal Co Ltd	JAPAN	CID002129	Active
Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA	CID002158	Active
Yunnan Copper Industry Co Ltd	CHINA	CID000197
Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224
Zijin Mining Group Co. Ltd	CHINA	CID002243

Active smelters have committed to undergo a Conflict Free Smelter Program audit by the CFSI.